EMPLOYMENT AGREEMENT
THIS FIRST AMENDMENT TO THE EMPLOYMENT AGREEMENT (the “First Amendment”) is made and entered into as of this 10th day of December, 2025, by and among Matthew Stevenson, (the “Executive”) and Holley Inc. (the “Company”).
WHEREAS, the Company and Executive are parties to the Employment Agreement dated May 13, 2023 (the “Agreement”); and
WHEREAS, the parties desire to amend the Agreement as set forth herein.
NOW THEREFORE, the parties agree to amend the Agreement as follows:
1.Effective January 1, 2026, Section 3(a) is amended to read as follows:
“(a)    BASE SALARY. During the Employment Term, the Company agrees to pay Executive a base salary at an annual rate of $800,000, payable in accordance with the regular payroll practices of the Company. Executive’s base salary shall be subject to annual review by the Board (or a committee thereof), and may be increased from time to time by the Board. The base salary as determined herein and adjusted from time to time shall constitute “Base Salary” for purposes of this Agreement.”
2.Effective January 1, 2026, Section 3(d) is amended to read as follows:
“(d)    ANNUAL EQUITY AWARD. Commencing in 2026 on the first date annual incentive equity awards are granted to similarly situated executives and subject to the terms of the 2021 Plan and the approval of the Compensation Committee of the Board, Executive will also be eligible to receive annual grants of equity-based incentive compensation in the amount of three-and-a-half-times Executive’s then-base salary.”
3.All other terms of the Employment Agreement remain in full force and effect.
IN WITNESS WHEREOF, the parties have voluntarily signed this First Amendment to the Employment Agreement on the date set forth above.
EXECUTIVE

/s/ Matthew Stevenson
Matthew Stevenson

HOLLEY INC.

By:    /s/ Matthew Rubel
Name:    Matthew Rubel
Title: Chairman of the Board